EXHIBIT 99.1
GoPro Announces Second Quarter 2022 Results
GoPro Subscribers up 65% year-over-year to 1.91 million
GAAP EPS of $0.02 and non-GAAP EPS of $0.08
Camera Sell-through at High-end of Q2 Guidance

SAN MATEO, Calif., August 4, 2022 - GoPro, Inc. (NASDAQ: GPRO) today announced financial results for its second quarter ended June 30, 2022 and posted management commentary on the investor relations section of its website at https://investor.gopro.com.

“GoPro shined in the second quarter, exceeding expectations on sell-through, revenue and earnings per share,” said Nicholas Woodman, GoPro’s founder and CEO. “We’re excited about our upcoming hardware and software launches in the second half of 2022, and we expect them to contribute to continued profitability and impressive subscription growth.”

“In the second quarter, Asia Pacific and Europe recovered with strong year-over-year revenue growth which contributed to solid Q2 revenue and sell-through performance,” said Brian McGee, GoPro’s CFO and COO. “Subscribers grew 65% year-over year with subscription and service revenue representing a powerful driver of profitability.”

Q2 2022 Financial Results & Recent Business Highlights
•Revenue was $251 million, up slightly year-over-year from $250 million, with a strong U.S. dollar unfavorably impacting Q2 revenue by approximately $8 million year-over-year.
•GoPro.com revenue, including subscription and service revenue, increased 9% year-over-year to $95 million, or 38% of total revenue. Subscription and service revenue increased 71% year-over-year to $20 million.
•GoPro subscriber count increased 65% year-over-year to 1.91 million.
•GAAP and non-GAAP gross margin was 38.3% and 38.5% respectively, down from the prior year period at 39.8% and 40.1%, respectively.
•GAAP net income was $3 million, or $0.02 per share, down from net income of $17 million or $0.10 per share which included a $12 million tax benefit in the prior year period. Non-GAAP net income was $13 million, or $0.08 per share, down 36% from $20 million, or $0.12 per share in the prior year period.
•Adjusted EBITDA was $17 million, or 7% of revenue, compared to $25 million, or 10% of revenue in the prior year period.
•Cameras with retail prices at or above $400 represented 93% of Q2 2022 camera revenue, up from 77% in Q2 2021.
•Q2 2022 Street ASP increased 13% year-over-year to $392.

Results Summary:

	Three months ended June 30,
($ in thousands, except per share amounts)	2022	2021	% Change
Revenue	$250,685	$249,586	0.4%
Gross margin
GAAP	38.3%	39.8%	-150 bps
Non-GAAP	38.5%	40.1%	-160 bps
Operating income
GAAP	$4,655	$9,502	(51.0)%
Non-GAAP	$14,990	$20,724	(27.7)%
Net income
GAAP	$2,519	$16,952	(85.1)%
Non-GAAP	$12,790	$19,862	(35.6)%
Diluted net income per share
GAAP	$0.02	$0.10	(80.0)%
Non-GAAP	$0.08	$0.12	(33.3)%
Adjusted EBITDA	$16,891	$25,065	(32.6)%

Conference Call

GoPro management will host a conference call and live webcast for analysts and investors today at 2 p.m. Pacific Time (5 p.m. Eastern Time) to discuss the Company’s financial results.

Prior to the start of the call, the Company will post Management Commentary on the “Events & Presentations” section of its investor relations website at https://investor.gopro.com. Management will make brief opening comments before taking questions.

To listen to the live conference call, please call +1 800-289-0720 (US) or +1 323-701-0160 (International) and enter access code 3600393, approximately 15 minutes prior to the start of the call. A live webcast of the conference call will be accessible on the “Events & Presentations” section of the Company’s website at https://investor.gopro.com. A recording of the webcast will be available on GoPro’s website, https://investor.gopro.com, from approximately two hours after the call through October 27, 2022.

About GoPro, Inc. (NASDAQ: GPRO)

Celebrating its 20th anniversary in 2022, GoPro helps the world to capture and share itself in immersive and exciting ways.

For more information, visit GoPro.com. Open roles can be found on our careers page. Members of the press can access official logos and imagery on our press portal. GoPro customers can submit their photos and videos to GoPro Awards for an opportunity to be featured on GoPro's social channels and receive gear and cash awards. Connect with GoPro on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, and GoPro's blog The Current.

GoPro, HERO and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries.

GoPro’s Use of Social Media

GoPro announces material financial information using the Company’s investor relations website, SEC filings, press releases, public conference calls and webcasts. GoPro may also use social media channels to communicate about the Company, its brand and other matters; these communications could be deemed material information. Investors and others are encouraged to review posts on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, and GoPro’s investor relations website and blog The Current.
Note Regarding Use of Non-GAAP Financial Measures
GoPro reports gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss) and diluted net income (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis. Additionally, GoPro reports non-GAAP adjusted EBITDA. Non-GAAP items exclude, where applicable, the effects of stock-based compensation, acquisition-related costs, restructuring and other related costs, non-cash interest expense, gain on sale and license of intellectual property and the tax impact of these items. When planning, forecasting and analyzing gross margin, operating expenses, other income (expense), tax expense, net income (loss) and net income (loss) per share for future periods, GoPro does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for reconciling items which are inherently difficult to predict with reasonable accuracy.
Note on Forward-looking Statements
This press release may contain projections or other forward-looking statements within the meaning Section 27A of the Private Securities Litigation Reform Act. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “will” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this press release may include but are not limited to our upcoming hardware and software launches in the second half of 2022 and our expectation that they will continue to contribute to profitability and subscription growth; and overall consumer demand. These statements involve risks and uncertainties, and actual events or results may differ materially. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include we may not be able to achieve our forecast, sustain revenue growth or profitability in the future, and our operating results may fluctuate unpredictably; our reliance on third party suppliers, some of which are sole source suppliers, to provide services and components for our products which may be impacted due to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and may increase our costs such as increased freight rates or shipping delays; the continuing impact of the COVID-19 pandemic and the war in Ukraine and their effects on the United States and global economies and our business in particular; our ability to maintain the value and reputation of our brand and protect our intellectual property and proprietary rights ; the risk that our sales fall below our forecasts, especially during the holiday season; the risk we fail to manage our operating expenses effectively, and may result in our financial performance suffering the fact that our continued profitability depends in part on further penetrating our total addressable market, and we may not be successful in doing so; the fact that sales of our cameras, mounts and accessories for substantially all of our revenue, and any decrease in the sales or change in sales mix of these products could harm our business; the risk that growing our direct-to-consumer and subscription business while reducing our reliance on our other sales channels could impact profitability; any inability to successfully manage product introductions, product transitions, product pricing and marketing; the fact that a small number of retailers and distributors account for a substantial portion of our revenue and our level of business with them could be significantly reduced; our transition away from some distributors and retailers; the fact that an economic downturn or economic uncertainty in our key U.S. and international markets, inflation, and fluctuations in interest rates or currency exchange rates, may adversely affect consumer discretionary spending and demand for our products; the impact of fluctuations in foreign currency exchange rates on our results of operations; our ability to attract, engage and retain qualified personnel; any changes to trade agreements, trade policies, tariffs, and import/export regulations; the effects of the highly competitive market in which we operate, including new market entrants; the fact that we may experience fluctuating revenue, expenses and profitability in the future; risks related to inventory, purchase commitments and long-lived assets; difficulty in attracting and retaining qualified personnel; the importance of maintaining the value and reputation of our brand; the risk that we will encounter problems with our distribution system; the threat of a security breach or other disruption including cyberattacks; the concern that our intellectual property and proprietary rights may not adequately protect our products and services; and other factors detailed in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2021, which is on file with the Securities and Exchange Commission (SEC), and as updated in future filings with the SEC including the Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. GoPro disclaims any obligation to update these forward-looking statements.

GoPro, Inc.
Preliminary Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021
Revenue	$250,685	$249,586	$467,390	$453,266
Cost of revenue	154,681	150,304	280,910	275,288
Gross profit	96,004	99,282	186,480	177,978

Operating expenses:
Research and development	36,218	37,800	67,816	70,230
Sales and marketing	39,439	35,670	74,812	71,460
General and administrative	15,692	16,310	31,035	30,298
Total operating expenses	91,349	89,780	173,663	171,988
Operating income	4,655	9,502	12,817	5,990
Other income (expense):
Interest expense	(1,538)	(5,532)	(3,747)	(11,412)
Other expense, net	(488)	1,312	(807)	1,755
Total other expense, net	(2,026)	(4,220)	(4,554)	(9,657)
Income (loss) before income taxes	2,629	5,282	8,263	(3,667)
Income tax expense (benefit)	110	(11,670)	59	(10,451)
Net income	$2,519	$16,952	$8,204	$6,784

Net income per share:
Basic	$0.02	$0.11	$0.05	$0.04
Diluted	$0.02	$0.10	$0.06	$0.04

Shares used to compute net income per share:
Basic	156,645	153,634	156,751	152,911
Diluted	176,860	164,857	183,170	162,455

GoPro, Inc.
Preliminary Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$203,279	$401,087
Marketable securities	119,172	137,830
Accounts receivable, net	88,419	114,221
Inventory	126,007	86,409
Prepaid expenses and other current assets	28,549	42,311
Total current assets	565,426	781,858
Property and equipment, net	16,400	19,003
Operating lease right-of-use assets	25,012	27,320
Goodwill	146,459	146,459
Other long-term assets	290,774	285,239
Total assets	$1,044,071	$1,259,879

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$96,988	$171,545
Accrued expenses and other current liabilities	105,249	128,572
Short-term operating lease liabilities	9,886	9,819
Deferred revenue	46,116	42,505
Short-term debt	—	122,391
Total current liabilities	258,239	474,832
Long-term debt	140,542	111,289
Long-term operating lease liabilities	38,271	43,025
Other long-term liabilities	14,508	14,819
Total liabilities	451,560	643,965

Stockholders’ equity:
Common stock and additional paid-in capital	944,642	1,008,872
Treasury stock, at cost	(135,375)	(113,613)
Accumulated deficit	(216,756)	(279,345)
Total stockholders’ equity	592,511	615,914
Total liabilities and stockholders’ equity	$1,044,071	$1,259,879

GoPro, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2022	2021	2022	2021
Operating activities:
Net income	$2,519	$16,952	$8,204	$6,784
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,253	2,694	4,555	6,228
Non-cash operating lease cost	630	1,526	2,308	2,446
Stock-based compensation	10,251	10,029	20,087	18,898
Deferred income taxes	(534)	(7)	2,397	(9)
Non-cash restructuring charges	—	—	—	(99)
Non-cash interest expense	—	3,512	—	6,945
Other	1,012	(943)	2,016	(831)
Net changes in operating assets and liabilities	(3,275)	(10,589)	(100,118)	(42,680)
Net cash provided by (used in) operating activities	12,856	23,174	(60,551)	(2,318)

Investing activities:
Purchases of property and equipment, net	(774)	(950)	(1,294)	(2,018)
Purchases of marketable securities	(23,966)	(32,890)	(47,077)	(32,890)
Maturities of marketable securities	49,249	—	65,149	—
Net cash provided by (used in) investing activities	24,509	(33,840)	16,778	(34,908)

Financing activities:
Proceeds from issuance of common stock	87	1,202	2,686	4,200
Taxes paid related to net share settlement of equity awards	(1,313)	(1,729)	(8,488)	(7,975)
Repurchase of outstanding common stock	(11,762)	—	(21,762)	—
Repayment of borrowings	(125,000)	—	(125,000)	—
Net cash used in financing activities	(137,988)	(527)	(152,564)	(3,775)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,417)	245	(1,471)	(847)
Net change in cash, cash equivalents and restricted cash	(102,040)	(10,948)	(197,808)	(41,848)
Cash, cash equivalents and restricted cash at beginning of period	305,319	296,754	401,087	327,654
Cash, cash equivalents and restricted cash at end of period	$203,279	$285,806	$203,279	$285,806

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
To supplement our unaudited selected financial data presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss), diluted net income (loss) per share and adjusted EBITDA. We also provide forecasts of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income (expense), non-GAAP tax expense, non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share. We use these non-GAAP financial measures to help us understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operational plans. Our management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results. These non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with GAAP, and are not based on any comprehensive set of accounting rules or principles. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:
•the comparability of our on-going operating results over the periods presented;
•the ability to identify trends in our underlying business; and
•the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.
These non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect tax payments that reduce cash available to us;
•adjusted EBITDA excludes depreciation and amortization and, although these are non-cash charges, the property and equipment being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash capital expenditure requirements for such replacements;
•adjusted EBITDA excludes the amortization of point of purchase (POP) display assets because it is a non-cash charge, and is treated similarly to depreciation of property and equipment and amortization of acquired intangible assets;
•adjusted EBITDA and non-GAAP net income (loss) exclude restructuring and other related costs which primarily include severance-related costs, stock-based compensation expenses, facilities consolidation charges recorded in connection with restructuring actions, including right-of-use asset impairment charges, and the related ongoing operating lease cost of those facilities recorded under Accounting Standards Codification 842, Leases. These expenses do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of current operating performance or comparisons to the operating performance in other periods;
•adjusted EBITDA and non-GAAP net income (loss) exclude stock-based compensation expense related to equity awards granted primarily to our workforce. We exclude stock-based compensation expense because we believe that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. In particular, we note that companies calculate stock-based compensation expense for the variety of award types that they employ using different valuation methodologies and subjective assumptions. These non-cash charges are not factored into our internal evaluation of net income (loss) as we believe their inclusion would hinder our ability to assess core operational performance;
•non-GAAP net income (loss) excludes acquisition-related costs including the amortization of acquired intangible assets (primarily consisting of acquired technology), the impairment of acquired intangible assets (if applicable), as well as third-party transaction costs incurred for legal and other professional services. These costs are not factored into our evaluation of potential acquisitions, or of our performance after completion of the acquisitions, because these costs are not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such costs vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses being acquired. Although we exclude the amortization of acquired intangible assets from our non-GAAP net income (loss), management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Additionally, in connection with the adoption of ASU 2020-06 on January 1, 2022, we add back the tax effected cash interest expense associated with our 2022 Notes and 2025 Notes, as if converted at the beginning of the period, if the impact is dilutive;
•non-GAAP net income (loss) excludes non-cash interest expense. Prior to the adoption of ASU 2020-06 in fiscal year 2022, we were required to recognize non-cash interest expense related to the amortization of a debt discount associated with our 2022 Notes and 2025 Notes in accordance with the prior authoritative accounting guidance for convertible debt that may be settled in cash. From fiscal year 2022 and onwards, this debt discount accounting requirement was removed, and as a result, non-cash interest expense will no longer be a reconciling item between GAAP and non-GAAP net income (loss);
•non-GAAP net income (loss) includes income tax adjustments. We utilize a cash-based non-GAAP tax expense approach (based upon expected annual cash payments for income taxes) for evaluating operating performance as well as for planning and forecasting purposes. This non-GAAP tax approach eliminates the effects of period specific items, which can vary in size and frequency and does not necessarily reflect our long-term operations. Historically, we computed a non-GAAP tax rate based on non-GAAP pre-tax income on a quarterly basis, which considered the income tax effects of the adjustments above;
•GAAP and non-GAAP net income (loss) per share includes the dilutive, tax effected cash interest expense associated with our 2022 Notes and 2025 Notes, as if converted at the beginning of the period in connection with the adoption of ASU 2020-06 on January 1, 2022; and,
•other companies may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
(unaudited)

Reconciliations of non-GAAP financial measures are set forth below:

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021
GAAP net income	$2,519	$16,952	$8,204	$6,784
Stock-based compensation:
Cost of revenue	483	508	930	937
Research and development	4,405	4,615	8,563	8,751
Sales and marketing	2,229	2,153	4,352	4,018
General and administrative	3,134	2,753	6,242	5,192
Total stock-based compensation	10,251	10,029	20,087	18,898

Acquisition-related costs:
Cost of revenue	—	288	47	1,011
Total acquisition-related costs	—	288	47	1,011

Restructuring and other costs:
Cost of revenue	4	49	9	99
Research and development	43	432	82	873
Sales and marketing	24	279	46	478
General and administrative	13	145	26	288
Total restructuring and other costs	84	905	163	1,738

Non-cash interest expense	—	3,512	—	6,945
Income tax adjustments	(64)	(11,824)	(515)	(10,679)
Non-GAAP net income	$12,790	$19,862	$27,986	$24,697

GAAP net income - basic	$2,519	$16,952	$8,204	$6,784
Add: Interest on convertible notes, tax effected*	715	—	2,236	—
GAAP net income - diluted	$3,234	$16,952	$10,440	$6,784

Non-GAAP net income - basic	$12,790	$19,862	$27,986	$24,697
Add: Interest on convertible notes, tax effected*	715	—	2,236	—
Non-GAAP net income - diluted	$13,505	$19,862	$30,222	$24,697

GAAP and non-GAAP shares for diluted net income per share	176,860	164,857	183,170	162,455

GAAP diluted net income per share	$0.02	$0.10	$0.06	$0.04
Non-GAAP diluted net income per share	$0.08	$0.12	$0.16	$0.15

* Reflects the use of the if-converted method for our convertible notes, effective January 1, 2022 due to the adoption of ASU 2020-06.

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2022	2021	2022	2021
GAAP gross profit as a % of revenue	38.3%	39.8%	39.9%	39.3%
Stock-based compensation	0.2	0.2	0.2	0.2
Acquisition-related costs	—	0.1	—	0.2
Non-GAAP gross profit as a % of revenue	38.5%	40.1%	40.1%	39.7%

GAAP operating expenses	$91,349	$89,780	$173,663	$171,988
Stock-based compensation	(9,768)	(9,521)	(19,157)	(17,961)
Restructuring and other costs	(80)	(856)	(154)	(1,639)
Non-GAAP operating expenses	$81,501	$79,403	$154,352	$152,388

GAAP operating income	$4,655	$9,502	$12,817	$5,990
Stock-based compensation	10,251	10,029	20,087	18,898
Acquisition-related costs	—	288	47	1,011
Restructuring and other costs	84	905	163	1,738
Non-GAAP operating income	$14,990	$20,724	$33,114	$27,637

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2022	2021	2022	2021
GAAP net income	$2,519	$16,952	$8,204	$6,784
Income tax expense (benefit)	110	(11,670)	59	(10,451)
Interest expense, net	1,244	5,484	3,355	11,280
Depreciation and amortization	2,253	2,694	4,555	6,228
POP display amortization	430	671	1,117	1,308
Stock-based compensation	10,251	10,029	20,087	18,898
Restructuring and other costs	84	905	163	1,738
Adjusted EBITDA	$16,891	$25,065	$37,540	$35,785

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